KIRKLAND’S TO TEMPORARILY CLOSE STORES DUE TO CORONAVIRUS

NASHVILLE, Tenn. (March 19, 2020) - Kirkland’s, Inc. (NASDAQ: KIRK) announced that in response to the increased impact from the novel coronavirus (COVID-19) it is closing its 424 stores across the country at 6 p.m. local time today. The company plans to follow the guidance of the Centers for Disease Control and Prevention, as well as local and state government officials, and will reopen its stores when there are satisfactory assurances to do so.
“Keeping our employees and customers safe has always been our top priority,” said Woody Woodward, Chief Executive Officer. “We are in unprecedented times for our industry and nation and are temporarily closing our stores out of an abundance of caution. We have communicated with our employees how we intend to support them, and we will continue to serve our customers online through our website, www.kirklands.com.”
Woodward noted, “As we assess the impact of necessary safety precautions, we are also aggressively managing our costs and infrastructure and supporting the continued growth in our e-commerce sales, which will remain open for home delivery. Separately, at the beginning of this week, we drew down $40 million of our $75 million revolving credit facility, which, when combined with approximately $12 million in cash, provides us approximately $52 million in cash.”
The COVID-19 pandemic is complex and evolving rapidly, and the Company’s plans may change.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 424 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com. The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving. More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, risks associated with the spread of COVID-19 and its possible impact on the Company’s revenues and supply chain, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.